Exhibit 2.1

EMBREX, INC.,

PFIZER INC.

and

EAGLE MERGER SUB INC.

AGREEMENT AND PLAN OF MERGER

Dated as of November 14, 2006

- i -

- ii -

- iii -

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 14, 2006 (this “Agreement”), by and among Embrex, Inc., a North Carolina corporation (the “Company”), Pfizer Inc., a Delaware corporation (“Parent”), and Eagle Merger Sub Inc., a North Carolina corporation and wholly owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has determined that it is in the best interests of the Company’s shareholders for Merger Sub to merge with and into the Company (the “Merger”) in accordance with the North Carolina Business Corporation Act, as amended (the “North Carolina Act”), and upon the terms of and subject to the conditions set forth herein; and

WHEREAS, the Company Board of Directors has adopted this Agreement and has determined that the consideration to be paid for each share of Company Common Stock (as defined in Section 4.2(a)) upon consummation of the Merger is fair to the holders of such shares and has recommended that the holders of Company Common Stock approve this Agreement and the transactions contemplated hereby; and

WHEREAS, the board of directors of Merger Sub has adopted this Agreement and Parent has authorized and approved this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE 1

GENERAL

SECTION 1.1 Defined Term Index.

Term	Reference
2006 Capital Budget	Section 5.1
Acquisition Proposal	Section 5.2
Action	Section 4.9
Affiliate	Section 9.4
Agreement	Preamble
Applicable Law	Section 9.4
Articles of Merger	Section 2.3
Business Day	Section 9.4
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 4.10
Company	Preamble

Term	Reference
Company Acquisition Agreement	Section 5.2
Company Benefit Plans	Section 4.10
Company Board of Directors	Recitals
Company Charter Documents	Section 4.1
Company Common Stock	Section 4.2
Company Contract	Section 4.17
Company Financial Statements	Section 4.7
Company Permits	Section 4.19
Company Preferred Stock	Section 4.2
Company Representatives	Section 5.2
Company Shareholders’ Meeting	Section 6.1
Company Stock	Section 4.2
Company Stock Options	Section 2.9
Company Superior Proposal	Section 5.2
Confidentiality Agreement	Section 5.2
control	Section 9.4
Debt Documents	Section 4.17
Effective Time	Section 2.3
Employees	Section 6.6
Employee Stock Purchase Plans	Section 2.9
Entity Classification Election	Section 4.20
Environmental Law	Section 4.16
Equipment Leases	Section 4.17
ERISA	Section 4.10
ERISA Affiliate	Section 9.4
Exchange Act	Section 3.4
Exchange Agent	Section 2.8
FCPA	Section 4.25
Filing Date	Section 6.4
GAAP	Section 4.1
Governmental Entity	Section 3.4
Hazardous Substances	Section 4.16
HSR Act	Section 3.4
Indemnified Parties	Section 6.5
Intellectual Property Rights	Section 4.14
IRS	Section 4.10
Knowledge	Section 9.4
Lease	Section 4.13
Leased Real Property	Section 4.13
Liens	Section 4.4
Material Adverse Effect	Section 4.1
Merger	Recitals
Merger Sub	Preamble
North Carolina Act	Recitals

Term	Reference
Order	Section 7.1
Outside Date	Section 8.1
Owned Real Property	Section 4.12
Parent	Preamble
Parent and Merger Sub Information	Section 6.1
Per Share Amount	Section 2.7
Person	Section 9.4
Product	Section 4.18
Proxy Statement	Section 6.1
Required Governmental Consents	Section 4.6
Required Parent Consents	Section 3.4
Restated Articles	Section 4.6
Restated Bylaws	Section 6.1
Restricted Stock	Section 2.9
Rights	Section 4.2
Rights Agreement	Section 4.2
RSU Awards	Section 2.9
SEC	Section 4.7
SEC Reports	Section 4.7
Securities Act	Section 3.4
Shares	Section 2.7
Stock Plans	Section 2.9
Subsidiary	Section 4.1
Subsidiary Charter Documents	Section 4.4
Surviving Corporation	Section 2.1
Tax Returns	Section 4.20
Taxes	Section 4.20
Termination Fee	Section 8.2
Third Party	Section 5.2
USDA	Section 4.18

ARTICLE 2

THE MERGER

SECTION 2.1 The Merger. At the Effective Time (as defined in Section 2.3), upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the North Carolina Act, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the North Carolina Act. The Company as the surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation.”

SECTION 2.2 Closing. Unless this Agreement has been terminated and the transactions herein contemplated have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at 12:00 p.m. no later than the fifth Business Day after satisfaction or waiver of the conditions set forth in Article VII (the “Closing Date”), at the offices of Cadwalader Wickersham & Taft LLP at One World Financial Center, New York, New York 10281 (or such other place or time as Parent and the Company may jointly designate).

SECTION 2.3 Effective Time. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”), including a plan of merger, in accordance with Section 55-11-05 of the North Carolina Act, with the Secretary of State of the State of North Carolina, in such form as required by, and executed in accordance with, the relevant provisions of the North Carolina Act. Article II of this Agreement shall constitute a “plan of merger” under Section 55-11-05 of the North Carolina Act. The Merger shall become effective at the time of such filing, or such other time as is agreed upon by the parties and specified in the Articles of Merger (the time of such filing, or such other time so specified, being the “Effective Time”).

SECTION 2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 55-11-06 of the North Carolina Act.

SECTION 2.5 Subsequent Actions. If, at any time at or after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

SECTION 2.6 Articles of Incorporation; Bylaws; Directors and Officers. (a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately before the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by Applicable Law and such articles of incorporation; provided, however, Article I of the Articles of Incorporation shall be amended at the Effective Time to read: “The name of the Corporation is Embrex, Inc.”

(b) The Bylaws of Merger Sub, as in effect immediately before the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Applicable Law, the articles of incorporation of the Surviving Corporation and such bylaws.

(c) The directors of Merger Sub immediately before the Effective Time will continue as the directors of the Surviving Corporation, and except as Merger Sub may otherwise notify the Company in writing prior to the Effective Time, the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the board of directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

SECTION 2.7 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any of the following securities:

(a) Except as provided in clause (b) below, each share of Company Common Stock issued and outstanding immediately before the Effective Time (including for the avoidance of doubt, any shares of Restricted Stock (as defined in Section 2.9) for which vesting has been, or will be, accelerated at or prior to the Effective Time pursuant to the terms of the Stock Plans (as defined in Section 2.9) and/or any agreements related thereto) and any Rights (as defined in Section 4.2) associated therewith (such shares of Company Common Stock and associated Rights are hereinafter referred to, together, as the “Shares”) shall be converted into the right to receive $17.00 (the “Per Share Amount”) in cash payable to the holder thereof, without interest, upon surrender of the certificate representing such Share or an affidavit with respect thereto, in each case in accordance with Section 2.8. As of the Effective Time, all Shares so converted shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such Shares shall cease to have any rights with respect thereto, except to receive the aggregate Per Share Amount applicable thereto, in accordance with Section 2.8.

(b) Each share of Company Common Stock that is owned by the Company or held by Parent or Merger Sub immediately before the Effective Time shall automatically be canceled and extinguished and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) Each share of common stock of Merger Sub issued and outstanding immediately before the Effective Time shall automatically be canceled and extinguished and shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

SECTION 2.8 Surrender of Shares; Stock Transfer Books. (a) Before the Effective Time, Parent shall enter into an agreement with a bank or trust company (which shall be reasonably satisfactory to the Company) to act as agent for the holders of Shares (the “Exchange Agent”) to receive the funds necessary to make the payments contemplated by Section 2.7(a) and to make such payments on a timely basis. The Surviving Corporation shall, at the Effective Time, deposit, or cause to be deposited, with the Exchange Agent, for the benefit of holders of Shares immediately prior to the Effective Time, funds in an amount sufficient for the payments under Section 2.8(b) to which such holders shall be entitled at the Effective Time pursuant to Section 2.7(a). Such funds shall be invested by the Exchange Agent as directed by the Surviving Corporation, provided however that such funds may only be invested in (i) obligations of or guaranteed by the United States, (ii) commercial paper rated A-1, P-1 or

A-2, P-2, and (iii) time deposits with, including certificates of deposits issued by, any office located in the United States of any bank or trust company organized under federal law or under the law of any state of the United States or of the District of Columbia and that has capital, surplus and undivided profits of at least $500,000,000. Any net profits resulting from, or interest or income produced by, such investments shall be payable as directed by Parent.

(b) The Surviving Corporation agrees that as soon as practicable after the Effective Time it shall cause the Exchange Agent to distribute to holders of record of Shares immediately prior to the Effective Time a form of letter of transmittal and instructions for its use in effecting the surrender of the certificates representing the Shares in exchange for the aggregate Per Share Amount relating thereto in customary form to be agreed to by Parent and Company prior to the Effective Time. Upon the surrender of certificates representing the Shares together with a properly executed letter of transmittal, the Surviving Corporation shall cause the Exchange Agent to pay the holder of such certificates in exchange therefor cash in an amount equal to the Per Share Amount multiplied by the number of Shares represented by such certificate or certificates. Until so surrendered, each such certificate (other than certificates representing shares of Company Common Stock held by the Company or held by Parent or Merger Sub) shall represent solely the right to receive the aggregate Per Share Amount relating thereto.

(c) If payment of cash in respect of canceled Shares is to be made to a Person other than the Person in whose name a surrendered certificate or instrument is registered, it shall be a condition to such payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of the Surviving Corporation or the Exchange Agent that such tax either has been paid or is not payable.

(d) If any certificate or certificates representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or certificates to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may require as indemnity against any claim that may be made against it with respect to such certificate or certificates, the Exchange Agent will pay in exchange for such lost, stolen or destroyed certificate or certificates the Per Share Amount multiplied by the number of Shares represented by such certificate or certificates payable pursuant to this Agreement.

(e) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, certificates for Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in Section 2.7(a). No interest shall accrue or be paid on any cash payable upon the surrender of a certificate or certificates that immediately before the Effective Time represented outstanding Shares.

(f) Promptly following the date which is six months after the Effective Time, Parent may cause the Exchange Agent to deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and any holder of a certificate or certificates representing Shares who has not theretofore complied with this Section 2.8 shall thereafter look only to Parent for payment of the Per Share Amount multiplied by the number of Shares represented by such certificate or certificates, subject to any applicable abandoned property, escheat or similar law. Thereafter, each holder of a certificate or certificates formerly representing Shares that did not receive the aggregate Per Share Amount relating thereto may surrender such certificate or certificates to Parent and (subject to applicable abandoned property, escheat and similar laws) receive in consideration thereof the Per Share Amount multiplied by the number of Shares represented by such certificate or certificates, without any interest or dividends thereon.

(g) None of the Company, Parent, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of cash delivered by the Exchange Agent to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) All cash paid upon the surrender for exchange of a certificate or certificates representing Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares exchanged for cash theretofore represented by such certificate or certificates.

(i) The Per Share Amount paid in the Merger shall be net to the holder of Shares in cash, subject to reduction for any applicable back-up withholding or, as set forth in Section 2.8(c), stock transfer taxes payable by such holder, or any other withholding that is required to be made under Applicable Law.

(j) Parent shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of cash for Shares.

SECTION 2.9 Stock Plans; Stock Purchase Plans. (a) Immediately prior to the Effective Time, all options then outstanding to purchase shares of Company Common Stock (the “Company Stock Options”) heretofore granted under any plan, arrangement or agreement (collectively, the “Stock Plans”) shall become fully vested and exercisable (whether or not currently exercisable). At the Effective Time, each Company Stock Option not theretofore exercised shall be canceled. Any restricted stock (“Restricted Stock”) or restricted stock unit award (“RSU Awards”) with respect to Company Common Stock granted under any Stock Plan that is unvested at the Effective Time (or that does not vest (on an accelerated basis or otherwise) as a result of the transactions contemplated hereby) shall be immediately forfeited by the recipient as of the Effective Time. Subject to this Section 2.9, (1) each holder of a Company Stock Option that is canceled pursuant to this Section 2.9(a) shall, in respect of each Company Stock Option, be entitled to cash payment by the Surviving Corporation of an amount equal to (i) the excess, if any, of (x) the Per Share Amount over (y) the applicable exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option was exercisable immediately prior to such cancellation, and (2) each vested RSU Award as of the Effective Time shall be cancelled and converted into the right to receive a cash payment equal to the Per Share Amount multiplied by the number of shares of Company Common Stock represented by the vested RSU Award. The foregoing cash payments shall be made by the Surviving Corporation upon or as soon as practicable after delivery by such holder of such holder’s written agreement or acknowledgment that all RSU Awards and Company Stock Options held by such holder have been cancelled as a result of the Merger in exchange for such cash payment. Prior to the Effective Time, the Company agrees that the Company Board of Directors (or, if appropriate, any committee administering the Stock Plans), shall adopt such resolutions and take all actions otherwise necessary (including obtaining any required consents) such that all Company Stock Options, RSU Awards and shares of Restricted Stock outstanding under the Stock Plans are treated in accordance with this Section 2.9. The Company shall terminate all Company Stock Plans as of or prior to the Effective Time.

(b) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.9 to any holder of RSU Awards or Company Stock Options such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 4.10(c)), or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the RSU Awards or Company Stock Options in respect of which such deduction and withholding was made by the Surviving Corporation.

(c) The rights of participants in the Company’s employee stock purchase plans (the “Employee Stock Purchase Plans”) with respect to any offering period then underway under such plans shall be determined by shortening the offering period as required by the terms of the Employee Stock Purchase Plans and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period by otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under such plans; provided, however, that no participant shall be allowed to increase the current level of payroll deductions under, and no employee shall be allowed to enroll in, the Employee Stock Purchase Plans from or after the date hereof. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of such plans) that are necessary or appropriate to give effect to the transactions contemplated by this Section 2.9(c). The Company shall terminate all Employee Stock Purchase Plans as of or prior to the Effective Time. The Company shall not commence any new offering periods under the Employee Stock Purchase Plans after the date of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in a disclosure schedule of Parent and Merger Sub delivered to the Company on the date of this Agreement, Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

SECTION 3.1 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation.

SECTION 3.2 Ownership of Merger Sub. The authorized capital stock of Merger Sub consists of one hundred (100) shares of common stock. All of the issued and outstanding shares of Merger Sub are owned by Parent.

SECTION 3.3 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, as applicable, and no other corporate or other proceeding (other than, with respect to the Merger, the filing and recordation of the appropriate documents as required by the North Carolina Act) is necessary for the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and assuming due execution and delivery of this Agreement by the Company constitutes a legal, valid and binding obligation of such Person, enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

SECTION 3.4 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement and the transactions contemplated hereby by each of Parent and Merger Sub will not, (i) conflict with or violate any law, statute, regulation, court order, judgment or decree applicable to Parent or Merger Sub or by which any of their respective properties or assets is bound or affected, (ii) violate or conflict with the articles of incorporation or bylaws or other organizational documents of Parent or Merger Sub, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of any of Parent or Merger Sub pursuant to, any contract, instrument, permit, license or franchise to which any of Parent or Merger Sub is a party or by which any of Parent or Merger Sub or any of their respective property or assets is bound or affected, except, in the case of clauses (i), (ii) and (iii) above, for conflicts, violations, breaches, defaults, losses or liens which, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of any transactions contemplated by this Agreement.

(b) Except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (ii) the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the requirements of any relevant foreign antitrust authority, (iii) the filing and recordation of appropriate merger documents as required by the North Carolina Act (the filings and authorizations referred to in clauses (i) through (iii) being referred to collectively as the “Required Parent Consents”), and (iv) any notice, report or other filing that, if failed to be submitted, would not reasonably be expected to prevent or materially delay the consummation of any transactions contemplated by this Agreement, neither Parent nor Merger Sub is required to submit any notice, report or other filing with any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”), in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except for the Required Parent Consents, no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by either Parent or Merger Sub in connection with its respective execution, delivery or performance of this Agreement, except where the failure to obtain such waiver, consent, approval or authorization would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 3.5 Brokers. No broker, finder, investment banker (other than Lazard Frères & Co. LLC) or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in a disclosure schedule delivered to Parent on the date of this Agreement, disclosure in any section of which shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 4.1 Organization and Qualification; Subsidiaries. (a) The Company is duly organized and validly existing under the laws of the jurisdiction of its formation and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company is qualified to transact business and, where applicable, is in good standing in each jurisdiction in which the nature of the properties operated, owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect (as defined in Section 4.1(b)).

(b) For purposes of this Agreement, the term “Material Adverse Effect” shall mean any change, circumstance, event or effect that (i) is materially adverse to the business, operations, assets, properties, liabilities, financial condition or results of operations of the Company and its Subsidiaries (as defined below), taken as a whole, or (ii) prevents or materially impedes, interferes with, hinders or delays (to a date beyond the Outside Date (as defined in Section 8.1)) the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, in each case other than any change, circumstance, event or effect arising out of or resulting from: (i) conditions generally affecting the United States economy or generally affecting one or more industries in which the Company and/or any of its Subsidiaries operates, but only to the extent that the impact of such conditions on the Company and its Subsidiaries, taken as a whole, is not disproportionate to the impact on other similarly situated companies in the same industries in which the Company and its Subsidiaries conduct their business; (ii) any failure by the Company to meet analysts’ published revenue or earnings predictions or any internal or disseminated projections, forecasts or revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement provided that the facts, causes and circumstances underlying such failure may be considered a Material Adverse Effect; (iii) terrorism or the engagement by the United States in hostilities or acts of war, but only to the extent that the impact thereof on the Company and its Subsidiaries, taken as a whole, is not disproportionate to the impact on other similarly situated companies in the same industries in which the Company and its Subsidiaries conduct their business; (iv) changes in generally accepted accounting principles as in effect on the date hereof in the United States of America (“GAAP”); or (v) announcement, execution, delivery, performance, consummation or anticipation of the transactions contemplated by, or compliance with, this Agreement and the transactions contemplated hereby.

For purposes of this Agreement, “Subsidiary” means, with respect to any Person, any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary) (i) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, (ii) in the case of a limited liability company or a partnership, serves as managing member or general partner, as the case may be, or owns a majority of the equity interests or (iii) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

(c) The Company has delivered to Parent a true and correct copy of the Restated Articles (as defined in Section 4.6) and bylaws of the Company, as amended to date (collectively, the “Company Charter Documents”). The Company is not in violation of any of the provisions of the Company Charter Documents.

SECTION 4.2 Capitalization. (a) The authorized capital stock of the Company consists of 15,000,000 shares of Preferred Stock, no par value per share, of which 15,000 shares are designated as Series A Participating Preferred Stock, $0.01 par value per share (the “Company Preferred Stock”), and 30,000,000 shares of common stock, $0.01 par value per share (the “Company Common Stock” and, together with the Company Preferred Stock, the “Company Stock”). As of November 10, 2006, 8,380,810 shares of Company Common Stock were issued and outstanding, of which (i) all of such shares of Company Common Stock were duly authorized, validly issued and are fully paid, nonassessable and free of preemptive rights, and (ii) 33,775 shares of Company Common Stock are Restricted Stock issued under the terms of the Stock Plans that are unvested. As of the date hereof, no shares of Company Preferred Stock were issued and outstanding and 1,674,666 Shares are held in the treasury of the Company.

(b) As of the date hereof, (i) 3,400,000 shares of Company Common Stock are authorized for issuance under the terms of the Stock Plans of which (w) 1,353,057 shares of Company Common Stock are subject to Company Stock Options that are currently outstanding, (x) 308,320 shares of Company Common Stock are subject to RSU Awards that are currently outstanding, and (y) 392,490 shares remain available for future awards under the Stock Plans; (ii) 500,000 shares of Company Common Stock are authorized for issuance under the terms of the Employee Stock Purchase Plans, of which 217,324 remain available for future purchases under the Employee Stock Purchase Plans; and (iii) there were outstanding rights (the “Rights”) with respect to each outstanding share of Company Common Stock under the Rights Agreement, dated as of March 6, 2006, between the Company and American Stock Transfer & Trust Company (the “Rights Agreement”). Schedule 4.2(b) sets forth the dates, recipients and amounts of all grants for such outstanding Company Stock Options, Restricted Stock and RSU Awards and the total amount of participant contributions to stock purchase accounts under the Employee Stock Purchase Plans during the current offering period.

(c) As of the date hereof, there are no outstanding subscriptions, options, stock appreciation rights, contracts, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any Subsidiary of the Company to issue additional shares of Company Stock or any other securities of the Company. Except for the Rights Agreement, there are no outstanding share appreciation rights or similar rights of the Company or any of its Subsidiaries. There are no voting trusts, irrevocable proxies, or other agreements or understandings to which the Company or any Subsidiary of the Company is a party or is bound with respect to the voting of any shares of Company Stock. There are no outstanding Debt Documents (as defined in Section 4.17) that grant any voting rights (whether current or future) to any Person with respect to the corporate matters of the Company or any of its Subsidiaries, including but not limited to the adoption of this Agreement and the approval of the Merger.

SECTION 4.3 Investments. Except for the capital stock or other ownership interests of its Subsidiaries, the Company does not own, directly or indirectly, any shares of outstanding capital stock or securities convertible into or exchangeable for capital stock of any other corporation or any equity or other participating interest in the revenues or profits of any Person.

SECTION 4.4 Subsidiaries. Each direct and indirect Subsidiary of the Company is listed in Schedule 4.4. Each Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary of the Company is qualified to transact business, and, where applicable, is in good standing, in each jurisdiction in which the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except in all cases where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. All of the outstanding capital shares or other equity interests of each Subsidiary of the Company are validly issued, and where such Subsidiary is a corporation fully paid and nonassessable, free and clear of all pledges, claims, liens, charges, encumbrances, options or security interest of any kind (collectively, “Liens”) and are owned directly or indirectly by the Company. There are no subscriptions, options, warrants, voting trusts, proxies or other commitments, understandings, restrictions or arrangements to which the Company or any of its Subsidiaries is a party relating to the issuance, sale, voting or transfer of any capital shares or other equity interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.

The Company has delivered to Parent (i) a true and correct copy of the certificate of incorporation and bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries, as amended to date. No Subsidiary is in violation of its Subsidiary Charter Documents.

SECTION 4.5 Authority Relative to this Agreement. The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary shareholder approval for the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of this Agreement by the Company’s shareholders in accordance with the North Carolina Act. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to approve or adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. The Company Board of Directors has, by resolution adopted by unanimous vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way (i) determined that the Merger is fair to, and in the best interest of, the Company and its shareholders and declared the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended that the shareholders of the Company approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to the Company’s shareholders at the Company Shareholders’ Meeting (as defined in Section 6.1). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Merger Sub and Parent, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

SECTION 4.6 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the transactions contemplated hereby by the Company will not, (i) conflict with or violate any law, statute, regulation, court order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties or assets is bound or affected, (ii) violate or conflict with the Restated Articles of Incorporation of the Company, as amended (“Restated Articles”), or (iii) result in any material breach of or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or result in any, or give rise to any rights of termination, cancellation or acceleration of any obligations or any loss of any material benefit under, or result in the creation of a lien or encumbrance on any of the properties or assets (whether owned or leased) of the Company or any of its Subsidiaries pursuant to, any Company Contract (as defined in Section 4.17). Schedule 4.6(a) delivered to Parent by the Company also lists any additional consents, waivers and approvals under any of the Company Contracts or the contracts of any of the Company’s Subsidiaries required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would reasonably be expected to result in a Material Adverse Effect.

(b) Except for (i) applicable requirements, if any, of the Exchange Act and the Securities Act, (ii) the requirements of the HSR Act and the requirements of any relevant foreign antitrust authority, (iii) the filing and recordation of appropriate merger documents as required by the North Carolina Act, (iv) the filing and recordation of appropriate documents with the relevant authorities of other states or jurisdictions in which the Company or any its Subsidiaries is qualified to do business, (v) applicable requirements of The Nasdaq Stock Market, Inc. and (vi) compliance with any applicable state securities or blue sky laws or state takeover laws (the filings and authorizations referred to in clauses (i) through (vi) being referred to collectively as the “Required Governmental Consents”), the Company is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except for the Required Governmental Consents, no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain such waiver, consent, approval or authorization individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.7 SEC Filings; Financial Statements. (a) The Company has filed all required forms and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2004 (collectively, the “SEC Reports”). The SEC Reports (i) at the time filed or if amended or superseded by a later filing, as of the date of the last such amendment or filing, complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as applicable, including the Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated thereunder or pursuant thereto, as the case may be, and (ii) did not at the time they were declared effective or filed, as the case may be, or if amended or superseded by a later filing, as of the date of the last such amendment or such filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC and the Company since January 1, 2004. To the Knowledge of the Company, as of the date hereof, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. None of the Company’s Subsidiaries is required to file any forms, reports, or other documents with the SEC. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(b) The audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2005 and as at December 31, 2005 included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the unaudited consolidated financial statements of the Company for the quarterly periods ended March 31, 2006 and as at March 31, 2006 and June 30, 2006 and as at June 30, 2006, included in its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30,

2006, respectively (collectively, the “Company Financial Statements”) (i) were prepared in accordance with generally accepted accounting principles as in effect in the United States on the date of such report applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto), (ii) were prepared in accordance with the Company’s books and records as of the times and for the periods referred to therein, (iii) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, and (iv) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated (except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments, any other adjustments described therein or permitted by the Exchange Act and the fact that certain notes have been condensed or omitted in accordance with the Exchange Act) in accordance with GAAP. Except as reflected in the Company Financial Statements, neither the Company nor any of its Subsidiaries is a party to any off-balance sheet arrangements (as defined in Item 303 of Regulation S-K).

(c) The Company maintains accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and its Subsidiaries in accordance with generally accepted accounting principles as in effect in the United States and to maintain asset accountability, (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization, and (iv) assets are reconciled at reasonable intervals and appropriate action is taken with respect to any material differences.

(d) Each of the Company’s Chief Executive Officer and Chief Financial Officer certifications required by Section 906 of the Sarbanes-Oxley Act of 2002 contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(e) The Company has delivered to Parent complete and accurate copies of notices received from its independent auditor prior to the date hereof of any significant deficiencies or material weaknesses in the Company’s internal control over financial reporting since December 31, 2003 and any other management letter or similar correspondence from any independent auditor of the Company or any of its subsidiaries received since December 31, 2003 and prior to the date hereof.

SECTION 4.8 Absence of Certain Changes or Events. Since December 31, 2005, (i) through the date of this Agreement, each of the Company and its Subsidiaries has conducted its business only in the ordinary course, and (ii) there has not been any effect, event, development, change, occurrence or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing sentence, since December 31, 2005, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would require the consent of Parent under Section 5.1.

SECTION 4.9 Litigation. There are no claims, actions, suits, proceedings or investigations (collectively, “Actions”) pending or, to the Knowledge of the Company, threatened in writing against or involving the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any Governmental Entity or arbitrator. Neither the Company nor any of its Subsidiaries nor any of their respective properties is subject to any order, judgment, injunction or decree. There are no Actions by the Company currently outstanding, and the Company currently has no intention to initiate any Action.

SECTION 4.10 Employee Benefit Plans; ERISA. (a) Schedule 4.10 includes a true and complete list of each employee benefit plan, program, agreement, or policy providing benefits to any current or former employee, officer or director of the Company or its Subsidiaries or any beneficiary or dependent thereof, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, life insurance, retiree, restricted stock, restricted stock unit, retention, change of control, or fringe benefit arrangement, plan, program, agreement, or policy (collectively, the “Company Benefit Plans”). Neither the Company nor any Subsidiary of the Company has any express commitment to (i) create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) enter into any contract or agreement to provide compensation or benefits to any individual other than in the ordinary course of business or (iii) other than pursuant to the terms of this Agreement, modify, change or terminate any Company Benefit Plan. All Company Benefit Plans by their terms may be amended or terminated at any time and for any reason without material liability to the Company or any of its Subsidiaries, provided no such amendment or termination shall affect the Company’s obligations with respect to the provision of benefits accrued by, or granted to, participants under the terms of the Company Benefit Plans prior to such amendment or termination.

(b) With respect to each Company Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) all plan documents and trust agreements; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent actuarial report or valuation, if any; and (v) the most recent determination letter from the United States Internal Revenue Service (the “IRS”) or opinion letter provided to the prototype pension plan sponsor.

(c)(i) Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms, ERISA, the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) and all Applicable Laws; (ii) there are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Company Benefit Plans; and (iii) no Company Benefit Plan is or has been under audit or investigation by a Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) except as otherwise provided in Section 2.9(a) hereof, result in, cause the accelerated vesting, funding (through a grantor trust or otherwise) or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company under any Company Benefit Plan, (ii) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (iii) limit or restrict the right of the Company, or after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Benefit Plans, or (iv) result in payments which would not be deductible under Section 280G of the Code or result in excise taxes under Section 4999 of the Code.

(e) Neither the Company nor any ERISA Affiliate has ever sponsored, maintained, or contributed to (or had an obligation to contribute to) any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA. None of the Company Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer, consultant, independent contractor or director of the Company or any Subsidiary of the Company, except as required by Section 4980B of the Code. The Company and its Subsidiaries have performed all material obligations required to be performed by them under, and are not in default under, or in violation of, and the Company has no Knowledge of any default or violation by any other party to, any Company Benefit Plan. All material contributions, premiums or payments required to be made with respect to any Company Benefit Plan have been made in a timely manner. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has either (i) timely received a favorable determination letter from the IRS that the Plan is so qualified or (ii) is entitled to rely on a favorable opinion letter issued by the IRS to a provider of the Company’s prototype 401(k) plan, and no fact or event has occurred since the date of such determination letter or opinion letter which has resulted, or is reasonably likely to result in the Company’s inability to rely on such letter. There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan that has resulted or could result in any material liability to the Company or any of its Subsidiaries. Schedule 4.10(e) lists each Company Benefit Plan that is subject to Section 409A of the Code. All Company Benefit Plans subject to Section 409A of the Code have been operated and administered in good faith compliance with Section 409A of the Code.

(f) No Company Stock Option (i) has a stated exercise price lower than the closing price of the Company Common Stock on the date the grant of the Stock Option was approved, or (ii) has had its grant date delayed or backdated.

(g) All Company Benefit Plans maintained outside the United States for the benefit of employees working outside the United States, or any beneficiary or dependent thereof, comply in all material respects with applicable local law and neither the Company nor any of its Subsidiaries has any material unfunded liabilities with respect to any such plan that is required to be funded under applicable local law. The non-U.S. Company Benefit Plans do not represent a material expense or liability for the Company.

SECTION 4.11 Labor and Employment Matters. (a) The Company and its Subsidiaries are and have been in compliance in all material respects with all applicable laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment and wages and hours, including, ERISA, the Code, the Immigration Reform and Control Act, the WARN Act, any laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters. Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practices as defined in the National Labor Relations Act or other Applicable Law. There is no charge or complaint of discrimination under Applicable Law, labor strike, slowdown, stoppage or lockout actually pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary of the Company is a party to or bound by any collective bargaining agreement or similar agreement with any labor union, labor organization or employer organization. Each individual who is or was a common law employee of the Company or any Subsidiary has been treated as such for all purposes, including eligibility for benefits and withholding of employment taxes.

(b) Except for annual raises granted in the ordinary course of business and as disclosed in the current reports on Form 8-K as filed with the SEC on March 24, 2006, April 4, 2006, and July 26, 2006, within the past twelve (12) months none of the Company or any of its Subsidiaries has (i) entered into any (or amended any existing) agreement or arrangement with any current or former director, officer or employee of the Company or its Subsidiaries providing for severance or termination payments to such director, officer or employee of the Company or any of its Subsidiaries; (ii) increased benefits payable under any existing severance or termination pay policies or employment agreements covering any current or former director, officer or employee of the Company or any of its Subsidiaries; or (iii) increased compensation, bonus or other benefits payable to any current or former director or officer of the Company or any of its Subsidiaries.

(c) Schedule 4.11(c) sets forth all employment, deferred compensation and other similar agreements (or any amendments to any such agreements) that the Company has entered into with any current director, officer, or employee of the Company or any of its Subsidiaries, which agreement or agreements are not in substantially the same form as one of the Company’s standard forms of employment agreement which has been previously delivered to Parent. Schedule 4.11(c) also lists each current employee of the Company with an annual salary in excess of $100,000. Schedule 4.11(c) also sets forth a true and complete list of all termination, severance, or similar agreements with the Company’s officers or directors in effect as of the date hereof to which the Company or any of its Subsidiaries is or may be bound or affected and under which the Company or any of its Subsidiaries have any remaining obligations.

SECTION 4.12 Owned Real Property. Schedule 4.12 sets forth a complete and accurate list of the real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). The Company or one of its Subsidiaries has good, valid title to the Owned Real Property. The Owned Real Property is free and clear of any Liens and no such property is leased to any Third Parties (as defined in Section 5.2).

SECTION 4.13 Leases. (a) Schedule 4.13 sets forth a list of all leases, subleases and occupancy agreements, together with all amendments and supplements thereto, with respect to all real properties in which the Company or any of its Subsidiaries has a leasehold interest, whether as lessor or lessee (each, a “Lease” and collectively, the “Leases”; the property covered by Leases under which the Company or such Subsidiary is a lessee is referred to herein as the “Leased Real Property”). The Company has provided to Parent true and correct copies of all leases, subleases and occupancy agreements set forth in Schedule 4.13.

(b) Each Lease is in full force and effect in accordance with its terms. Neither the Company nor any of its Subsidiaries is in material default under any Lease and, to the Knowledge of the Company, no other party to a Lease is in material default. The Company or one of its Subsidiaries has a good and valid leasehold interest (whether as lessor or lessee, as applicable) in each Lease.

SECTION 4.14 Intellectual Property. (a) Subject to Sections 4.14(b) and 4.14(e), each of the Company and/or its Subsidiaries owns, or is validly licensed or otherwise has the right to use (without any obligation to make any fixed or contingent payments, including royalty payments) all patents, patent applications, trademarks, trademark rights, trade names, trade name rights, domain names, service marks, service mark rights, copyrights, software, technical know-how and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”), which are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, and which are in each case free and clear of all Liens. The Company has the legal power to convey the rights granted to it under any license for any Intellectual Property Right taken by the Company and its Subsidiaries. The Company is not subject to any contractual, legal or other restriction on the use of any Intellectual Property Rights which are owned by or licensed to the Company. Without limiting the generality of the foregoing, to the Knowledge of the Company, all Intellectual Property Rights owned by or licensed to the Company or any of its Subsidiaries are valid and enforceable.

(b) No claims are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing the rights of any Third Party with regard to any Intellectual Property Right which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no Third Parties are infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right in a manner which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

(c) No claims are pending or, to the Knowledge of the Company, threatened with regard to the ownership by the Company or any of its Subsidiaries of any of their respective Intellectual Property Rights which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

(d) Schedule 4.14(d) sets forth, as of the date hereof, a complete and accurate list of all patents, registered trademarks and applications therefor, copyright registrations (if any) and, to the Knowledge of the Company, domain name registrations (if any), owned by or licensed to the Company or any of its Subsidiaries. All patents and patent applications listed in Schedule 4.14(d) are either (a) owned by, or are subject to an obligation of assignment to, the Company or a Subsidiary of the Company free and clear of all Liens or (b) licensed to the Company or a Subsidiary of the Company free and clear (to the Knowledge of the Company) of all Liens. The patent applications listed in Schedule 4.14(d) that are owned by the Company or any of its Subsidiaries are (and such applications that are licensed to the Company or any of its Subsidiaries are to the Knowledge of the Company) pending and have not been abandoned, and have been and continue to be timely prosecuted. All patents, registered trademarks and applications owned by the Company or any of its Subsidiaries have been (and all such patents, registered trademarks and applications licensed to the Company or any of its Subsidiaries have been to the Knowledge of the Company) duly registered and/or filed with or issued by each appropriate Governmental Entity in the jurisdiction indicated in Schedule 4.14(d), all necessary affidavits of continuing use have been (or, with respect to licenses, to the Knowledge of the Company have been) timely filed, and all necessary maintenance fees have been (or, with respect to licenses, to the Knowledge of the Company have been) timely paid to continue all such rights in effect. None of the patents listed in Schedule 4.14(d) that are owned by the Company or any of its Subsidiaries has (and no such patents that are licensed to the Company or any of its Subsidiaries has to the Knowledge of the Company) expired or been declared invalid, in whole or in part, by any Governmental Entity. There are no ongoing interferences, oppositions, reissues, reexaminations or other proceedings involving any of the patents or patent applications listed in Schedule 4.14(d) and owned by the Company or any of its Subsidiaries (or to the Knowledge of the Company, licensed to the Company or any of its Subsidiaries), including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency, other than as have not had or would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, there are no published patents, patent applications, articles or other prior art references that would reasonably be expected to adversely affect the validity of any patent listed in Schedule 4.14(d) in a material way. To the Knowledge of the Company, each of the patents and patent applications listed in Schedule 4.14(d) that are owned by the Company or any of its Subsidiaries properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such patent is issued or such patent application is pending. Each inventor named on the patents and patent applications listed in Schedule 4.14(d) that are owned by the Company or any of its Subsidiaries has executed an agreement assigning his, her or its entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to the Company or a Subsidiary of the Company, or to the Knowledge of the Company in the case of licensed Patents, to the appropriate owners. To the Knowledge of the Company, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to the Company or such Subsidiary under such agreement with the Company or such Subsidiary.

(e) Schedule 4.14(e) sets forth a complete and accurate list of all options, rights, licenses or interests of any kind relating to Intellectual Property Rights granted (a) to the Company or any of its Subsidiaries (other than software licenses for generally available software and except pursuant to employee proprietary inventions agreements (or similar employee agreements), non-disclosure agreements and consulting agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business), or (b) by the Company or any of its Subsidiaries to any other person.

(f) The Company and its Subsidiaries have used reasonable efforts to maintain their material trade secrets in confidence, including entering into licenses and contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential.

SECTION 4.15 Insurance. All insurance policies carried by or covering the Company and its Subsidiaries with respect to their business, assets and properties are in full force and effect, and, to the Knowledge of the Company, no notice of cancellation has been given with respect to any such policy. The Company makes no representation or warranty that such policies will be continued or are continuable after the Effective Time. The Company has delivered to Parent true, correct and accurate summaries of all insurance policies material to the business of the Company. There is no material claim by the Company or any of its Subsidiaries pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

SECTION 4.16 Environmental. (a) (i) The Company and its Subsidiaries have been and are in compliance with and have no liabilities pursuant to all applicable Environmental Laws, except where failure to be in compliance would not have a Material Adverse Effect; (ii) there is no claim with respect to Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company that would have a Material Adverse Effect; and (iii) there has been no release of Hazardous Substances at, on or from any Owned Real Property, Leased Real Property, or any property formerly owned or leased by the Company or any of its Subsidiaries that could result in liability to the Company or any of its Subsidiaries under Environmental Law, except for releases that would not have a Material Adverse Effect. There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of the Company or any of its Subsidiaries (or any representatives thereof) with respect to any Owned Real Property or Leased Real Property (or the operations conducted thereat) which have not been delivered to Parent prior to execution of this Agreement.

(b) As used in this Agreement, the following terms have the meanings set forth below:

(i) “Environmental Law” means any law, including without limitation rules, regulations, ordinances and enforceable guidelines and common law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of human health, welfare, worker health and safety, or the environment (including the workplace), including, without limitation, those relating to the generation, use, handling, transportation, treatment, storage, disposal, release or discharge of or exposure to Hazardous Substances.

(ii) “Hazardous Substances” means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (b) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

SECTION 4.17 Company Contracts. For purposes of this Agreement, “Company Contract” means any of the following to which the Company or any of its Subsidiaries is a party:

(i) any notes, bonds, mortgages, indentures, contracts, leases, licenses, agreements or instruments that have been filed as an exhibit to any SEC Report;

(ii) any manufacturing agreement or supply agreement to which the Company or any of its Subsidiaries is a party under which the Company or any of its Subsidiaries, as applicable, is reasonably expected to be obligated to make payments of $100,000 or more during the fiscal year ended December 31, 2006 or during the fiscal year ended December 31, 2007;

(iii) any contract relating to the sale or lease of equipment or machinery by the Company or any of its Subsidiaries to any Third Party under which the Company or any of its Subsidiaries, as applicable, is reasonably expected to receive payments of $100,000 or more during the fiscal year ended December 31, 2006 or during the fiscal year ended December 31, 2007 (the “Equipment Leases”);

(iv) any research or development collaboration, joint venture or alliance of any kind;

(v) any contract relating to the sale or distribution of the products (other than products covered by Equipment Leases) of the Company or any of its Subsidiaries under which the Company or any of its Subsidiaries is reasonably expected to receive payments in excess of $100,000 or more during the fiscal year ended December 31, 2006 or during the fiscal year ended December 31, 2007;

(vi) any agreement in which the Company or any of its Subsidiaries has granted a Third Party any license to any Intellectual Property Rights, or pursuant to which the Company or any of its Subsidiaries has been granted by a Third Party any license to any Intellectual Property Rights (other than software licenses for generally available software or pursuant to employee proprietary inventions agreements (or similar agreements), non-disclosure agreements and consulting agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business);

(vii) any agreement involving a standstill or similar obligation of the Company to a Third Party or of a Third Party to the Company;

(viii) any employment, contractor or consulting agreement with any executive officer or other employee of the Company earning an annual salary in excess of $100,000 or member of the Company Board of Directors;

(ix) any agreement of indemnification or any guaranty (other than any agreement of indemnification or guaranty entered into (i) by the Company guaranteeing obligations of its wholly-owned Subsidiaries in the ordinary course of business or (ii) in connection with the manufacture, supply, sale, lease, distribution, or license of the Company’s products in the ordinary course of business);

(x) any agreement relating to the disposition or acquisition by the Company or any of its Subsidiaries of a material amount of assets or any material interest in any other Person or business enterprise other than the Company’s Subsidiaries not in the ordinary course of business;

(xi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business (“Debt Documents”);

(xii) any settlement agreement entered into within two years prior to the date of this Agreement or which otherwise contains continuing material obligations of the Company or any of its Subsidiaries; or

(xiii) any other contract with obligations (whether actual or reasonably expected) to make payments or entitlement to receive payments on behalf of the Company or any of its Subsidiaries of $100,000 or more during the fiscal year ended December 31, 2006 or during the fiscal year ended December 31, 2007, unless such contract may be terminated by the Company on not more than 90 days notice.

Schedule 4.17 sets forth a complete and accurate list of all Company Contracts.

All Company Contracts are valid and binding and are in full force and effect and enforceable against the Company or such Subsidiary, as the case may be, in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy or other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Neither the Company nor any of its Subsidiaries is in violation or breach of or default (with or without notice or lapse of time) under any such Company Contract where such violation, breach or default would reasonably be expected to have a Material Adverse Effect.

SECTION 4.18 Regulatory Compliance. (a) With respect to each product that is (i) subject to the jurisdiction of the United States Department of Agriculture (“USDA”) or the jurisdiction of a comparable Governmental Entity in any foreign jurisdiction and (ii) being manufactured, sold, developed or tested by the Company (each such product, a “Product”), the Company is conducting such activities in compliance in all material respects with all Applicable Law. To the Knowledge of the Company, each Person that manufactures any Product on behalf of the Company is manufacturing each such Product in compliance with all Applicable Laws including USDA requirements. The Company has not received any notice from the USDA or any other Governmental Entity alleging any violation of any Applicable Law by the Company in connection with the manufacture, sale, development or testing of any Product by the Company.

(b) The Company has made available to Parent a complete and accurate copy of (i) filings by the Company with the USDA (as amended from time to time); (ii) all material data reports with respect to studies previously or currently undertaken with respect to the Products by the Company; and (iii) all material correspondence between the Company and the USDA and other Governmental Entities regarding the Products.

SECTION 4.19 Compliance With Laws/Permits. (a) Neither the Company nor any of its Subsidiaries is in violation, or has violated, any Applicable Law (including, among others, the Sarbanes-Oxley Act of 2002), except for any violations which would not reasonably be expected to have a Material Adverse Effect.

(b) The Company and its Subsidiaries have all material permits, licenses, approvals and other authorizations from applicable Governmental Entities required in connection with the operation of their respective businesses and facilities (collectively, “Company Permits”).

(c) All Company Permits are in full force and effect; no rescission, cancellation or suspension of any Company Permit is pending or, to the Knowledge of the Company, threatened; and the Company and its applicable Subsidiaries have complied with all material requirements relating to Company Permits.

SECTION 4.20 Taxes. (a) The Company and each of its Subsidiaries have timely filed, or caused to be timely filed, all material Tax Returns (as defined in Section 4.20(e)) required to be filed by them, which Tax Returns are true, correct and complete in all material respects, and have paid, or caused to be paid, all material amounts of Taxes (as defined in Section 4.20(e)) required to be paid (whether or not shown to be payable on such Tax Returns), other than any such Taxes for which adequate reserves have been established in the Company Financial Statements or which are being contested in good faith in appropriate proceedings. The Company and each of its Subsidiaries have withheld and paid over all Taxes required to have been withheld and paid over, and have complied in all material respects with all information reporting and backup withholding requirements in connection with amounts paid or owing to any employee, creditor, independent contractor or other Third Party. There are no claims or assessments pending against the Company or any of its Subsidiaries for any alleged deficiency in any Tax, and neither the Company nor any Subsidiary has been notified of any potential Tax audits, claims or assessments against the Company or any of its Subsidiaries (other than, in each case, audits, claims or assessments for which adequate reserves have been established in the Company Financial Statements, or which are being contested in good faith in appropriate proceedings or which are immaterial in amount). Neither the Company nor any Subsidiary has executed any waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company or any of its Subsidiaries for any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any Tax Return. Neither the Company nor any Subsidiary has been included in any affiliated, consolidated, combined or unitary group of corporations, other than any such group for which the Company is the common parent. The relevant statute of limitations is closed with respect to the federal and material foreign and state and local Tax Returns of the Company and each of its Subsidiaries for all years through 2002.

(b) There are no Liens for Taxes with respect to any assets of the Company or any Subsidiary, other than any statutory liens for Taxes not yet due and payable. Neither the Company nor any Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes. No power of attorney with respect to a material amount of Taxes has been executed or filed with any Governmental Entity by or on behalf of the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4. Neither the Company nor any Subsidiary will be required to include a material item of income in, or exclude a material item of deduction from, taxable income for any taxable period ending after the Closing Date that is attributable to an action that is effective or made on or before the date of this Agreement, including as a result of any adjustment pursuant to Section 481 of the Code for a change in accounting method, any closing agreement or other agreement with respect to Taxes, or any installment sale or open transaction disposition. Neither the Company nor any Subsidiary has been a “distributing corporation” or a “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) (i) within the two-year period ending as of the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement. Neither the Company nor any Subsidiary has (i) filed (or caused to be filed) an amended Tax Return for any taxable period, or (ii) filed an IRS Form 8832 (“Entity Classification Election”) or otherwise elected to change such entity’s classification for federal income Tax purposes. Neither the Company nor any Subsidiary is or has been a United States real property holding corporation within the meaning of Section 897 of the Code during the period described in Section 897(c)(1)(A)(ii) of the Code. Schedule 4.20 lists all the jurisdictions in which the Company or any Subsidiary is or may be subject to a material amount of Tax. No taxing authority has claimed, asserted or investigated whether the Company or any Subsidiary is subject to Tax in any other jurisdiction.

(c) The liability for unpaid Taxes of the Company and each of its Subsidiaries for all periods ending on or before June 30, 2006 does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected in the Company Financial Statements. Since June 30, 2006, neither the Company nor any Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses (within the meaning of GAAP), outside the ordinary course of business in accordance with past custom and practice.

(d) The Company has made available to Parent complete and correct copies of (i) all material Tax Returns of the Company and each Subsidiary for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) all other material Tax documents (including, without limitation, revenue agent reports and closing/settlement agreements) submitted by the Company or any Subsidiary to a taxing authority, or received by or agreed to by or on behalf of the Company or any Subsidiary with a taxing authority, in each case, for all taxable periods for which the statute of limitations has not yet expired. The Company has authorized Parent to access the work papers of the outside auditors of the Company and the Subsidiaries with respect to the components of the accrual for deferred Taxes contained in the Company Financial Statements.

(e) For purposes of this Agreement, “Taxes” shall mean (i) all income, gross receipts, windfall profits, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or other taxes of any kind whatsoever together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; and (ii) any transferee or secondary liability in respect of any tax (whether imposed by law or contractual arrangement), and “Tax Returns” shall mean all reports, returns and other documents required to be filed with respect to Taxes (including any amendments thereof).

SECTION 4.21 Rights Agreement. The execution of this Agreement and the consummation of the Merger will not result in a “Triggering Event,” a “Distribution Date” or a “Stock Acquisition Date” under the Rights Agreement. The execution of this Agreement and the consummation of the Merger will not result in Parent or Merger Sub or any of their respective Affiliates being an “Acquiring Person” under the Rights Agreement or otherwise result in the ability of any Person to exercise any Rights or enable or require the Rights to separate from the shares of Company Common Stock to which they are attached.

SECTION 4.22 State Takeover Statutes. The provisions of Articles 9 and 9A of the North Carolina Act are not applicable to the Company and, to the Knowledge of the Company, no other “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover statute or regulation enacted under any state law applicable to the Company is applicable to the Merger, or the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 4.23 Brokers. No broker, finder, investment banker or other Person (other than Stephens, Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has made available to Parent true and complete copies of all agreements between the Company and Stephens, Inc. pursuant to which Stephens, Inc. could be entitled to any payment from the Company or any of its Subsidiaries in connection with the Merger.

SECTION 4.24 Opinion of Financial Advisor. Stephens, Inc. has rendered to the Company Board of Directors a written opinion, dated as of the date of this Agreement, to the effect that, subject to the assumptions and limitations set forth therein, the Per Share Amount to be received by the shareholders of the Company is fair to such holders from a financial point of view. The Company has delivered to Parent a true and correct copy of such opinion.

SECTION 4.25 Foreign Corrupt Practices Act. (a) Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or Affiliate of the Company or any of its Subsidiaries is aware of any action, or any allegation of any action, or has taken any action, directly or indirectly, (i) that would constitute a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; or (ii) that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with the Company or any of its Subsidiaries, in order to induce such person to act against the interest of his or her employer or principal.

(b) The Company has disclosed to Parent all internal investigations, and, to the Knowledge of the Company, all external, governmental or other regulatory investigations, in each case regarding any action or any allegation of any action described in subsection (a) of this Section 4.25. To the Knowledge of the Company, it has also disclosed to Parent all facts or circumstances that call into question the accuracy of its books and records or the adequacy of the internal controls at the Company or any of its Subsidiaries with respect to the actions described in subsection (a) of this Section 4.25.

(c) The Company and its Subsidiaries have conducted their businesses in compliance with the FCPA and have instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

SECTION 4.26 Affiliate Transactions. Except as has been disclosed in the SEC Reports, no executive officer or director of the Company or any of its Subsidiaries or any person who, directly or indirectly, beneficially owns 5% or more of the Company Common Stock has entered into, or has a material interest in, a contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has engaged in any material transaction with the Company or its Subsidiaries within the period of 12 months preceding the date of this Agreement, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act as in effect on the date of any such contract or transaction.

SECTION 4.27 Commercial Relationships. During the past twelve (12) months, none of the Company’s or any of its Subsidiaries’ material suppliers, customers, collaborators, distributors, agents, licensors or licensees has canceled or otherwise terminated its relationship with the Company or any of its Subsidiaries or has materially altered its relationship with the Company or any of its Subsidiaries. To the Knowledge of the Company, no such Person has any plan or intention, and neither the Company nor any of its Subsidiaries has received any notice from any such Person, to terminate, cancel or otherwise materially modify its relationship with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice (formal or informal) or other communication from any of the Company’s top ten largest customers (based on fiscal 2005 consolidated total revenues) that indicates or could reasonably be expected to indicate that any such customer has any plan or intention not to renew its agreement with the Company on terms substantially comparable to its current agreement with the Company.

SECTION 4.28 Inventory. The Company has or will have by December 31, 2006, approximately 1.45 billion doses of bursal disease antiserum and such inventory is adequate for the Company’s expected requirements for producing Bursaplex® poultry vaccine through June 2008. The Company has approximately 1.86 billion doses of Newcastle disease antiserum and such inventory is adequate for the Company’s expected requirements for producing Newplex® poultry vaccine through December 2008.

ARTICLE 5

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1 Conduct of Business by the Company Pending the Effective Time. Except as otherwise contemplated by this Agreement, required by law or consented to by Parent (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, (i) the Company shall conduct its businesses in the ordinary course consistent with past practice and in compliance with Applicable Law and (ii) the Company will, and will cause its Subsidiaries to, use its commercially reasonable efforts to preserve intact its current business organizations, to keep available the services of its current officers and employees and to preserve its relationships with customers, suppliers, manufacturers, licensors, licensees, advertisers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of the Agreement until the Effective Time, the Company will not and will cause its Subsidiaries not to, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

(a) amend the Company Charter Documents, the Subsidiary Charter Documents or the Rights Agreement;

(b) authorize for issuance, issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any of its Subsidiaries including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of the Company or any of its Subsidiaries, except for (i) the issuance of Shares (including the associated Rights) upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their present terms, and (ii) the issuance of Shares pursuant to the Employee Stock Purchase Plans with respect to offerings that commenced prior to the date hereof;

(c) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to the Company or a Subsidiary of the Company, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

(d) (i) create, incur or assume any debt or materially amend or alter the terms of any Debt Documents outstanding as of the date hereof; (ii) cancel any material indebtedness owed by another person to the Company or any of its Subsidiaries or waive any claims or rights of substantial value, in each case other than in the ordinary course of business consistent with past practice; (iii) other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any Person; (iv) make any capital expenditures or capital commitments (other than capital expenditures or capital commitments that are contemplated by the Company’s capital budget for the fiscal year ending December 31, 2006 (the “2006 Capital Budget”), as reflected in Schedule 5.1(d)(iv)); (v) make any loans, advances or capital contributions to, or investments in, any other Person (other than (x) to the Company or a Subsidiary of the Company or (y) customary travel, relocation or business advances to employees); (vi) acquire any stock or assets of, or merge or consolidate with, any other Person other than in the ordinary course of business in amounts that are not material; (vii) subject to clause (i) of this subsection 5.1(d), voluntarily incur any liability or obligation (absolute, accrued, contingent or otherwise) material to the Company and its Subsidiaries individually or taken as a whole; (viii) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed material to the Company and its Subsidiaries individually or taken as a whole; or (ix) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other material reorganization of the Company or any of its Subsidiaries other than the Merger;

(e)(i) other than pursuant to the terms of agreements in effect on the date hereof, increase in any manner the compensation of any of its officers or employees, or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, or employee, or (ii) other than pursuant to the terms of agreements in effect on the date of this Agreement, grant any bonus or special compensation to any director, officer or employee other than bonuses for 2006 that are granted in the ordinary course consistent with past practice, including the time of payment thereof;

(f) settle or compromise any material pending or threatened suit, action or claim other than those set forth on Schedule 5.1;

(g) permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated, except in the ordinary course of business;

(h) amend the Rights Agreement so that the execution of this Agreement or the consummation of the Merger would result in a “Triggering Event,” a “Distribution Date” or a “Stock Acquisition Date” under the Rights Agreement, or result in Parent or Merger Sub or any of their respective Affiliates being an “Acquiring Person” under the Rights Agreement.

(i) adopt any new shareholder rights or similar plans;

(j) make or change an election in respect of Taxes, amend a Tax Return, adopt or change an accounting method in respect of Taxes, settle or otherwise compromise any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case, to the extent such action could reasonably be expected to materially affect the Company or any Subsidiary in a taxable period ending after the Closing Date;

(k) enter into new Leases or fail to extend Leases existing as of the date hereof on the same or comparable terms and conditions;

(l) enter into agreements with any Third Party that can be terminated by such Third Party upon a change in control of the Company or that may not be assigned to an Affiliate without the consent of such Third Party;

(m) create any new subsidiaries of the Company or of any of the Company’s Subsidiaries;

(n) make any change in accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company, other than as required (i) by GAAP, including as may be required by the Financial Accounting Standards Board or any similar organization, or (ii) by Applicable Law, including Regulation S-X under the Securities Act;

(o) fail to take any action, pay any fee or make any filing necessary to maintain Intellectual Property Rights or other intangible interests material to the operation of the business of the Company or any Subsidiary;

(p) grant any party any license or other rights or interest in any Company Intellectual Property Rights, including but not limited to any manufacturing, distributor or licensing agreements;

(q)(i) terminate, supplement or amend any Company Contract; or (ii) enter into any contract that would have been required to have been listed in Schedule 4.17 if the Company had entered into such contract prior to the execution and delivery of this Agreement, except with respect to any such contract that would have been required to have been listed in Schedules 4.17(iii) or (v), which may be entered into in the ordinary course of business consistent with past practice;

(r) take any action that results in (i) Articles 9 or 9A of the North Carolina Act becoming applicable to the Merger or (ii) any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover statute or regulation enacted under any state law becoming applicable to the Merger, or the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby;

(s) enter into any joint venture, partnership or other similar arrangement;

(t) terminate, waive, release, amend or modify any provision of any existing standstill or confidentiality or similar agreement to which the Company or any of its Subsidiaries or any Company Representative (as defined in Section 5.2) is a party, or fail to enforce the provisions of any such agreement; or

(u) agree in writing or otherwise to take any of the actions described in Sections 5.1(a) through (t) above.

SECTION 5.2 No Solicitation. (a) Upon execution of this Agreement, the Company and its Subsidiaries shall, and shall cause the Company Representatives to, immediately cease any existing activities, discussions or negotiations with any parties that may be ongoing with respect to or would reasonably be expected to result in, an Acquisition Proposal (as defined in Section 5.2 (d)).

(b) The Company shall not, and it shall not permit its Subsidiaries and the officers, directors, employees, agents and representatives of the Company and its Subsidiaries (collectively, the “Company Representatives”) to directly or indirectly, (i) solicit, initiate, knowingly encourage, or take any other action to facilitate any inquiries, proposals, offers, discussions, or negotiations regarding or the submission of, any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (iii) enter into any letter of intent or agreement relating to an Acquisition Proposal. The Company shall inform the Company Representatives of the obligations undertaken in this Section 5.2. Notwithstanding the foregoing, if, at any time prior to approval of the Merger by Company shareholders, in response to an unsolicited bona fide written Acquisition Proposal received after the date of this Agreement and not, directly or indirectly, the result of a breach of this Section 5.2, the Company Board of Directors determines in good faith, after consulting with its outside legal counsel and financial advisor, that (A) such Acquisition Proposal constitutes or may reasonably be expected to lead to a Company Superior Proposal (as defined below) and (B) the failure to take the following actions would be contrary to its fiduciary duties to the Company’s shareholders under Applicable Law, the Company may, subject to compliance with Section 5.2(e), (x) furnish information with respect to the Company to the Person who made such Acquisition Proposal pursuant to a confidentiality agreement the terms of which are no less stringent (as determined by the Company Board of Directors) than the confidentiality agreement dated June 22, 2006, between Parent and the Company (the “Confidentiality Agreement”), and (y) participate in negotiations regarding such Acquisition Proposal.

(c) The Company shall (i) notify Parent as promptly as practicable (and in any event within 24 hours) orally and as soon as practicable thereafter in writing of the receipt by the Company or any of the Subsidiaries, or any Company Representatives, of any inquiries, proposals or offers, requests for information or requests for discussions or negotiations in connection with any Acquisition Proposal, specifying the material terms and conditions thereof and the identity of the party making such inquiry, proposal, offer or request; (ii) keep Parent reasonably informed of the status of any such discussions or negotiations and of any modifications to such inquiries, proposals, offers or requests (the Company agreeing that it shall not, and shall cause the Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent); and (iii) promptly (and in any event within 24 hours) provide to Parent a copy of all written inquiries, proposals or offers, requests for information or requests for discussions or negotiations from any other person and all written due diligence materials subsequently provided by the Company or any Subsidiary of the Company in connection therewith that was not previously provided to Parent. To the extent that it has not already done so, the Company agrees that promptly following the execution of this Agreement, it shall request each Person (i) with which the Company or any Subsidiary of the Company has had any discussion regarding a potential Acquisition Proposal during the twelve (12) months prior to the date of this Agreement or (ii) which has heretofore executed a confidentiality agreement with the Company or any Subsidiary of the Company in connection with a potential Acquisition Proposal during the twelve (12) months prior to the date of this Agreement, to return or destroy all confidential information heretofore furnished to such Person by or on its behalf.

(d) As used in this Agreement, the following terms have the meanings set forth below:

(i) “Acquisition Proposal” means any inquiry, proposal or offer, whether in writing or otherwise, pursuant to which a Third Party acquires or would acquire, directly or indirectly, beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of 15% or more of the assets of the Company and its Subsidiaries (taken as a whole) or 15% or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to the Company, including any single or multi-step transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of 15% or more of the assets of the Company and its Subsidiaries (taken as a whole), or 15% or more of the equity interest in the Company.

(ii) “Third Party” means any Person or group other than the Company, Parent, Merger Sub or any of their respective Affiliates.

(e) Except as permitted by this Section 5.2, the Company Board of Directors shall not (i) withdraw or modify, or propose publicly to withdraw or modify, the approval or recommendation by the Company Board of Directors of this Agreement or the transactions contemplated hereby, including the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal (any such agreement, a “Company Acquisition Agreement”). Notwithstanding the foregoing or the limitations imposed by Section 5.2(b)(iii), in the event that prior to the time when the Company’s shareholder approval of the Merger is obtained and upon having received an unsolicited bona fide written Acquisition Proposal that is not, directly or indirectly, the result of a breach of this Section 5.2, if the Company Board of Directors (A) determines in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal is a Company Superior Proposal (as defined below), and (B) determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be contrary to its fiduciary duties to the Company’s shareholders under Applicable Law, the Company Board of Directors may (subject to this and the following sentences) (x) withdraw or modify its approval or recommendation of this Agreement or the Merger or (y) approve or recommend a Company Superior Proposal, but in each of the cases set forth in this clause (y), only at a time that is at least 72 hours following delivery to Parent of a written notice advising Parent that the Company Board of Directors has received a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal and identifying the Person making such Company Superior Proposal.

For purposes of this Agreement, a “Company Superior Proposal” means an unsolicited bona fide Acquisition Proposal in writing pursuant to which a Third Party would acquire all or substantially all of the Company’s assets, or at least 50% of the capital stock of the Company and on financial terms which the Company Board of Directors determines in its good faith judgment (after consultation with its financial advisors) to be more favorable to the Company’s shareholders, from a financial point of view, than the Merger (taking into account any factors relating to such proposed transaction deemed relevant by the Company Board of Directors, including, without limitation, the financing thereof and all other conditions thereto).

(f) In addition to the obligations of the Company set forth in paragraphs (a), (b), (c) and (e) of this Section 5.2, the Company shall no later than 24 hours after the receipt thereof advise Parent orally and in writing of any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal.

(g) Nothing in this Section 5.2 or any other provision hereof shall prohibit the Company or the Company Board of Directors from (i) taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or (ii) making such disclosure to the Company’s shareholders as, in the good faith judgment of the Company Board of Directors, after consultation with outside counsel, is required under Applicable Law.

ARTICLE 6

ADDITIONAL AGREEMENTS

SECTION 6.1 Shareholders Meeting; Proxy Statement. (a) In accordance with the Restated Articles and Amended and Restated Bylaws of the Company (the “Restated Bylaws”), the Company shall call and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”) as promptly as practicable for the purpose of voting upon the approval of the Merger, and the Company shall use its best efforts to hold such Company Shareholders’ Meeting as promptly as practicable after the date on which the Proxy Statement (as defined below) is cleared by the SEC. Subject to Section 5.2, the Company shall, through the Company Board of Directors, recommend that the Company’s shareholders vote in favor of the adoption of this Agreement and shall include such recommendation in the Proxy Statement. Subject to Section 5.2, the Company shall use reasonable efforts to solicit from the Company’s shareholders proxies in favor of the adoption of this Agreement and shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders’ Meeting to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by Applicable Law is provided to the Company’s shareholders in advance of a vote on the adoption of this Agreement, or if as of the time for which the Company Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Company

Shareholders’ Meeting; provided that any Company Shareholders’ Meeting so adjourned or postponed shall be held as promptly as permitted by the Company Charter Documents and Applicable Law. As promptly as practicable after the date of this Agreement, the Company, Parent and Merger Sub shall cooperate and prepare and file with the SEC, and shall use all commercially reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to shareholders, a proxy statement (the “Proxy Statement”) in connection with the Company Shareholders’ Meeting. The Company, Parent and Merger Sub each will promptly and timely provide all information relating to its respective businesses or operations necessary for inclusion in the Proxy Statement to satisfy all requirements of applicable state and federal securities laws. The Company and Parent (with respect to Parent and Merger Sub) each shall be solely responsible for any statement, information or omission in the Proxy Statement relating to it (and Merger Sub with respect to Parent) or its Affiliates based upon written information furnished by it (or Merger Sub with respect to Parent) for inclusion in the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and the Company Representatives, on the one hand, and the SEC and the staff of the SEC, on the other hand, relating to the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement or any amendments or supplements thereto or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Parent. Whenever any event occurs or information is discovered which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company or Parent, as the case may be, will promptly inform the other of such occurrence or discovery, and, with the cooperation of Parent, the Company shall file with the SEC and, to the extent required by Applicable Law, mail to the Company’s shareholders such amendment or supplement.

(b) The Company agrees that the Proxy Statement will not, at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or first sent to shareholders, at the time of the Company Shareholders’ Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, taken as a whole and in light of the circumstances under which they were made, not misleading, except that no representation, warranty or covenant is hereby made, or will be made, by the Company with respect to Parent and Merger Sub Information (as defined in Section 6.1(c)).

(c) Each of Parent and Merger Sub agrees that none of the information supplied by Parent or Merger Sub, or any of their respective officers, directors, representatives, agents or employees (the “Parent and Merger Sub Information”), for inclusion in the Proxy Statement, or in any amendments thereof or supplements thereto, at the time the Proxy Statement (or any amendment thereof or supplement thereto) is filed with the SEC or first sent to shareholders, at the time of the Company Shareholders’ Meeting or at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, taken as a whole and in light of the circumstances under which they were made, not misleading.

SECTION 6.2 Access to Information; Confidentiality. The Company shall, and shall use its commercially reasonable efforts to cause its Subsidiaries to, afford to Parent and its accountants, counsel (including without limitation foreign counsel), financial advisors and other representatives reasonable access during normal business hours and upon reasonable notice throughout the period prior to the Effective Time to their respective properties, books, contracts, commitments, records and personnel, material suppliers, contractors, customers and distributors of the Company or any of its Subsidiaries and, during such period, shall furnish such information concerning its businesses, properties and personnel as Parent shall reasonably request; provided, however, such access shall not unreasonably disrupt the Company’s or its Subsidiaries’ respective operations. All nonpublic information provided to, or obtained by, Parent or Merger Sub in connection with the transactions contemplated hereby shall be “Evaluation Material” for purposes of the Confidentiality Agreement, the terms of which shall survive the termination of this Agreement and continue in full force and effect. Notwithstanding the preceding sentence, the Company shall not be required to provide any information which it reasonably believes, after consulting with outside counsel, it may not provide to Parent by reason of Applicable Law. No investigation or review of information pursuant to this Section 6.2 or otherwise shall affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

SECTION 6.3 Public Announcements. Parent and the Company shall use commercially reasonable efforts to develop a joint communications plan and each party shall use commercially reasonable efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan. Unless otherwise required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, and except as contemplated by Section 5.2, (x) prior to the issuance by the Company of any press release or other public statement or disclosure concerning this Agreement or the transactions contemplated hereby, the Company shall obtain the consent of Parent, which consent shall not be unreasonably withheld or delayed, and (y) prior to the issuance by Parent of any press release or other public statement or disclosure concerning this Agreement or the transactions contemplated hereby, Parent shall obtain the consent of the Company, which consent shall not be unreasonably withheld or delayed. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 6.1, or unless otherwise required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange or NASDAQ, neither Parent nor the Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

SECTION 6.4 Approvals and Consents; Reasonable Best Efforts; Cooperation. (a) From the date hereof until the Effective Time, each of the Company, Parent and Merger Sub shall (i) promptly apply for, diligently pursue through to completion, and use their respective reasonable best efforts to obtain prior to the Effective Time all consents, approvals, authorizations and clearances of Governmental Entities and Third Parties required of it to consummate the Merger, (ii) provide such information and communications to Governmental Entities as such Governmental Entities may reasonably request, and (iii) assist and cooperate with the other parties hereto to obtain all permits and clearances of Governmental Entities that are reasonably necessary, and to prepare any document or other information reasonably required of it by any such Persons to consummate the Merger.

(b) In addition to the other obligations set forth in this Agreement, including, without limitation, this Section 6.4, from and after the date hereof until the Effective Time, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws or otherwise to consummate and make effective as expeditiously as practicable, the Merger and the other transactions contemplated by this Agreement, including without limitation, (i) filing as soon as practicable after the date hereof (the “Filing Date”) a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and filing as soon as practicable any form or report required by any other Governmental Entity relating to antitrust, competition, or trade regulation matters, including without limitation, any relevant foreign antitrust authority), (ii) promptly applying for, diligently pursuing through to completion, and using reasonable best efforts to obtain prior to the Effective Time all consents, approvals, authorizations, permits and clearances of Governmental Entities and Third Parties required of it to consummate the Merger, (iii) providing such information and communications to Governmental Entities as they may reasonably request, (iv) effecting all necessary registrations, filings and submissions, (v) assisting and cooperating with each other to obtain all permits and clearances of Governmental Entities that are necessary, and preparing any document or other information reasonably required of it to consummate the Merger, and (vi) executing and delivering any additional certificates, agreements, instruments, reports, schedules, statements, consents, documents and information necessary to consummate the Merger, and fully carrying out the purposes of, this Agreement. Each of the Company, Parent and Merger Sub agrees that, except as otherwise expressly contemplated by this Agreement, they will not take any action that would reasonably be expected to materially adversely affect or materially delay the Effective Time or the ability of any of the parties to satisfy any of the conditions to the Effective Time or to consummate the Merger.

(c) In furtherance of and without limitation of the foregoing, each of the Company, Parent and Merger Sub shall (i) respond as promptly as practicable to any reasonable inquiries or requests received from any Governmental Entity for additional information or documentation; (ii) promptly notify the other parties hereto of any written communication to that party or its Affiliates from any Governmental Entity and, subject to Applicable Law, permit the other parties to review in advance any proposed written communication to any of the foregoing (and consider in good faith the views of the other parties in connection therewith); and (iii) furnish the other parties with copies of all material correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any Governmental Entity or their respective staffs on the other hand, with respect to this Agreement and the Merger; all with a view towards the prompt completion of the Merger and the transactions contemplated by this Agreement; provided, however, that nothing contained in this Section 6.4 shall obligate any party to disclose to another party any information or documentation that would constitute, in the reasonable belief of the disclosing party, competitively sensitive confidential information or documentation.

(d) Notwithstanding the foregoing, as used in this Section 6.4, “reasonable best efforts” shall not include nor require Parent or any of its Subsidiaries to (i) sell, or agree to sell, hold or agree to hold separate, or otherwise dispose or agree to dispose of any asset, (ii) conduct or agree to conduct its business in any particular manner, or (iii) make any effort to have lifted any injunction, order or decree of a court or other Governmental Entity of competent jurisdiction or other legal bar to consummation of the Merger.

(e) The Company shall use its best efforts to renew that certain BDA Production and Supply Agreement between the Company and Charles River Laboratories, Inc., dated January 29, 2004, for at least an additional twelve-month term.

SECTION 6.5 Agreement to Defend and Indemnify; Insurance. (a) Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, or employees, agents or representatives of the Company or any of its Subsidiaries (the “Indemnified Parties”) as provided in the Company Charter Documents (or, as applicable, the charter, bylaws or other organizational documents of any of the Subsidiaries) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) Parent shall cause the Surviving Corporation to (i) for a period of six years after the Effective Time cause to be maintained in effect in its charter or bylaws (or similar governing documents), provisions regarding elimination of liability of directors, indemnification of officers, directors and employees that are no less advantageous to the Indemnified Parties as those currently contained in Company Charter Documents and (ii) maintain for a period of at least six years the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the Indemnified Parties, provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time) with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement; provided, however, that in no event shall the Surviving Corporation be required to pay annual premiums for insurance under this Section 6.5(b) which in the aggregate exceed 250% of the current annual premiums paid by the Company for such purpose; provided that the Surviving Corporation shall nevertheless be obligated to provide such coverage, with respect to the entire six year period following the Effective Time, as may be obtained for such 250% amount. The provisions of clause (ii) of this subsection (b) shall be deemed to have been satisfied if promptly after the Closing, Parent purchases or causes the Surviving Corporation to purchase, for up to 250% of the current annual premiums paid by the Company, a prepaid (“tail”) policy or policies of officers’ and directors’ liability insurance with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement, which policy or policies (together with the Company’s existing policy) shall have a claim period of not less than six years from the Closing Date and shall be no less advantageous to the Indemnified Parties than the current policies of directors’ and officers’ liability insurance maintained by the Company. If the premium(s) of the insurance coverage required to be purchased by Parent or the Surviving Corporation exceed the amounts set forth above, Parent or the Surviving Corporation shall be obligated only to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If either the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.5. The parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Corporation’s obligations pursuant to this Section 6.5, including without limitation, all expenses (including attorney’s fees) that may be incurred by the Indemnified Parties in enforcing this Section 6.5, provided that neither Parent nor Surviving Corporation shall have any obligations to pay any such expenses unless and until the Indemnified Party provides Parent and Surviving Corporation with an undertaking to repay such expenses if such Indemnified Party is not successful in enforcing this Section 6.5.

(d) The provisions of this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.5 applies without the consent of such affected Indemnified Party and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.

SECTION 6.6 Employee Benefit Matters. From and after the Effective Time, Parent shall comply with the terms of, and honor and satisfy all liabilities with respect to, or cause the Surviving Corporation to comply with the terms of, and honor and satisfy all liabilities with respect to, all Company Benefit Plans. Subject to the foregoing sentence, nothing herein shall require Parent or the Surviving Corporation to continue any particular Company Benefit Plan or prevent the amendment or termination thereof. Subject to the first two sentences of this Section 6.6, from and after the Effective Time until the first anniversary of the Effective Time, Parent and its Affiliates shall provide the employees of the Company at the Effective Time (the “Employees”) with employee benefits (excluding equity compensation, severance and any payments or other benefits made by reason of the transactions contemplated by this Agreement) that are not less favorable in the aggregate than the employee benefits provided to such persons immediately prior to the Effective Time. Following the Effective Time, to the extent permitted by law, each Employee shall receive full credit for all years of service with the Company for purposes of eligibility to participate and vesting (but not for purposes of benefit accrual or level of benefits) for employee benefit plan purposes. Notwithstanding the foregoing, none of the provisions contained herein shall operate to duplicate any benefit provided to any Employee or the funding of any such benefit. Following the Effective Time, Parent and the Surviving Corporation will (i) use reasonable best efforts to cause Employees who participate in any medical, dental or vision-type benefit plan that is intended to replace a Company Benefit Plan of the same type to (x) be eligible to participate in such plan without any waiting periods, evidence of insurability or application of any pre-existing condition restrictions (except to the extent any such limitation has not been satisfied or such restriction applies under any applicable Company

Benefit Plan in which the participant then participates or is otherwise eligible to participate), and (y) receive appropriate credit for purposes of satisfying any applicable deductibles, co-payments or out-of-pocket limits for the applicable plan year; and (ii) provide each Employee credit, for purposes of Parent’s and the Surviving Corporation’s vacation and/or other paid leave benefits programs, for such Employee’s accrued and unpaid vacation and/or paid leave balance as of the Effective Time. The provisions of this Section 6.6 shall not create in any Employee any rights to employment or continued employment with Parent, the Surviving Corporation or their respective Subsidiaries and nothing in this Section 6.6, express or implied, is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 6.7 Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub, and Parent or Merger Sub, as the case may be, shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which is likely to cause any condition to the obligations of any of the parties hereto not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not have any effect for the purpose of determining the satisfaction of the conditions to the obligations of any of the parties hereto or otherwise limit or affect the remedies available hereunder to any of the parties sending or receiving such notice.

SECTION 6.8 Resignations. The Company shall prepare and deliver to Parent at the Closing (i) evidence reasonably satisfactory to Parent of the resignations of all directors of the Company and each of its Subsidiaries from their respective boards of directors and of the resignations from office with the Company of those officers of the Company specified by Parent reasonably in advance of the Closing and, in each case, effective at the Effective Time and (ii) all documents and filings, completed and executed by the appropriate directors, officers and representatives of the Company and its Subsidiaries, that are necessary to record the resignations contemplated by the preceding clause (i). The Company and Parent agree that each such resignation as an officer or director does not terminate the employment relationship with the Company or its applicable Subsidiary, and shall be without prejudice to any rights that such director or officer may have under any existing employment, severance or other similar agreement with the Company or its applicable Subsidiary or under Applicable Law.

SECTION 6.9 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from NASDAQ and to terminate registration under the Exchange Act; provided, however, that such delisting and termination shall not be effective until after the Effective Time.

ARTICLE 7

CONDITIONS PRECEDENT

SECTION 7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time of the following conditions:

(a) This Agreement shall have been approved by the requisite vote of the shareholders of the Company, as required by the North Carolina Act and the Restated Articles.

(b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and the requirements of any relevant foreign antitrust authority shall have been satisfied. Other than the filing of the Articles of Merger provided for in Section 2.3, all other Required Governmental Consents required to be made or obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement shall have been made or obtained.

(c) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”) and no Governmental Entity shall have instituted any proceeding which continues to be pending seeking any such Order.

SECTION 7.2 Conditions for Obligations of the Company. The obligations of the Company to effect the Merger shall be further subject to the satisfaction on or prior to the Effective Time of the following additional conditions precedent:

(a) Parent and Merger Sub shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing.

(b) Each of Parent’s and Merger Sub’s representations and warranties contained in this Agreement, without giving effect to any qualification or limitation as to “materiality” or “Material Adverse Effect”, shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing (except for such representations and warranties made as of a specific date, which shall remain true and correct as of such specific date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate with all such failures, would not or would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay (to a date beyond the Outside Date) the consummation by Parent or Merger Sub of the Merger or the other transactions contemplated by this Agreement.

(c) The Company shall have received certificates dated the Closing Date and signed by an authorized signatory of each of Parent and Merger Sub, certifying that the conditions specified in this Section 7.2 have been satisfied.

SECTION 7.3 Conditions for Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction on or prior to the Effective Time of the following additional conditions precedent:

(a) The Company shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing.

(b) The representations and warranties of the Company set forth in Sections 4.1 (Organization and Qualification; Subsidiaries), 4.2 (Capitalization) and 4.5 (Authority Relative to this Agreement) shall be true and correct as of the date of this Agreement and as of Closing, as if made as of the Closing, and all other representations and warranties of the Company set forth in this Agreement, without giving effect to any qualification or limitation as to “materiality” or “Material Adverse Effect”, shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing (except for such representations and warranties made as of a specific date, which shall remain true and correct as of such specific date), except where failure of such other representations or warranties to be so true and correct, individually or in the aggregate with all such failures, shall not have resulted in or would not reasonably be expected to result in a Material Adverse Effect.

(c) No Material Adverse Effect shall have occurred.

(d) Parent shall have received a certificate dated the Closing Date and signed by the President or a Vice President of the Company, certifying that the conditions specified in this Section 7.3 have been satisfied.

(e) The Company shall have delivered an affidavit meeting the requirements of Section 1445(b)(3) of the Code and the Treasury Regulations promulgated thereunder, certifying that either (i) the Company is not and has not been a United States real property holding corporation within the meaning of Section 897 of the Code during the period described in Section 897(c)(1)(A)(ii) of the Code, or (ii) as of the Closing Date, interests in the Company are not United States real property interests by reason of Section 897(c)(1)(B) of the Code.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company:

(a) By the mutual written consent of the Company and each of Parent and Merger Sub.

(b) By any of Parent, Merger Sub or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling or other action each party hereto shall use its reasonable best efforts to have lifted, vacated or reversed, including through all possible appeals), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

(c) By any of Parent, Merger Sub or the Company, if the shareholders of the Company fail to approve the Merger upon the taking of a vote at the Company Shareholders’ Meeting or any adjournment thereof; provided, however, that the right to terminate this

Agreement under this Section 8.1(c) shall not be available to the Company where the failure to obtain shareholder approval shall have been caused by the action or failure to act of Company and such action or failure to act constitutes a breach by the Company of this Agreement.

(d) By any of Parent, Merger Sub or the Company, if the Merger shall not have been consummated by May 14, 2007 (the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date.

(e) By the Company, if (i) any of the representations and warranties of Parent and Merger Sub contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.2 with respect to representations and warranties would not be satisfied, or (ii) Parent or Merger Sub shall have breached or failed to comply with any of their respective obligations under this Agreement such that the condition set forth in Section 7.2 with respect to agreements and conditions would not be satisfied (in either case other than as a result of a material breach by the Company of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of forty-five days after Parent has received written notice from the Company of the occurrence of such failure or breach (provided that in no event shall such forty-five day period extend beyond the second day preceding the Outside Date).

(f) By Parent or Merger Sub, if (i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.3 with respect to representations and warranties would not be satisfied, or (ii) the Company shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 7.3 with respect to agreements and conditions would not be satisfied (in either case other than as a result of a material breach by Parent or Merger Sub of any of their respective obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of forty-five days after the Company has received written notice from Parent of the occurrence of such failure or breach (provided that in no event shall such forty-five day period extend beyond the second day preceding the Outside Date).

(g) By Parent or Merger Sub, if (i) the Company Board of Directors (or any committee thereof) shall have withdrawn or amended its recommendation in favor of the approval of the Merger, or have failed to include in the Proxy Statement the recommendation of the Company Board of Directors in favor of the adoption and approval of the Agreement and the approval of the Merger, (ii) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal, (iii) the Company Board of Directors shall have approved or recommended a Company Superior Proposal, or have authorized the Company to enter into a Company Acquisition Agreement with respect to any Company Superior Proposal, (iv) the Company Board of Directors shall fail to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within five Business Days after Parent requests in writing that such recommendation be reaffirmed following the public announcement or disclosure of any Acquisition Proposal, provided that such reaffirmation need not be given (x) prior to ten Business Days after the public announcement or disclosure of an Acquisition Proposal, or (y) in the event that the Company Board of Directors takes any of the actions set forth in the second sentence of Section 5.2(e) hereof (it being understood that such reaffirmation shall not affect the Company’s right to thereafter take any of the actions set forth in Section 5.2(e)), or (v) a material breach of Section 5.2 of this Agreement shall have occurred.

(h) By the Company, if the Company Board of Directors, after complying with Section 5.2(e), (i) withdraws its approval or recommendation of this Agreement or the Merger, (ii) approves or recommends a Company Superior Proposal, or (iii) authorizes the Company to enter into a Company Acquisition Agreement with respect to any Company Superior Proposal.

SECTION 8.2 Effect of Termination. (a) In the event of termination of this Agreement by any of the Company, Parent or Merger Sub as provided in Section 8.1, this Agreement shall forthwith become null and void and have no further force and effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the second sentence of Section 6.2, the provisions of Section 8.2(b) and those provisions of this Agreement that expressly survive termination hereof and except that nothing herein shall relieve any party for breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b) If this Agreement is terminated pursuant to either of Sections 8.1(g) or 8.1(h), the Company shall pay, or cause to be paid to Parent, by wire transfer in immediately available funds to an account specified by Parent in writing to the Company, on or prior to the time of termination, an amount equal to $5,000,000 (the “Termination Fee”) plus all out-of-pocket expenses incurred by Parent up to the date of such termination in connection with the evaluation and negotiation of the Agreement and the transactions contemplated hereby, up to a maximum amount not to exceed $750,000.

(c) If this Agreement is terminated pursuant to Section 8.1(c) or Section 8.1(d) and at the time of such termination, an Acquisition Proposal shall have been publicly announced and within 12 months after such termination the Company shall enter into an agreement with respect to any Acquisition Proposal or consummate any transaction pursuant to an Acquisition Proposal, the Company shall pay, or cause to be paid to Parent the Termination Fee, by wire transfer in immediately available funds to an account specified by Parent in writing to the Company, at the time of such entry or consummation.

(d) If this Agreement is terminated pursuant to Section 8.1(f)(ii), then (A) upon such termination, the Company shall pay or cause to be paid all out-of-pocket expenses incurred by Parent and Merger Sub up to the date of such termination in connection with the evaluation and negotiation of the Agreement and the transactions contemplated hereby, up to a maximum amount not to exceed $250,000, by wire transfer in immediately available funds to an account specified by Parent in writing to the Company, and (B) if at the time of such termination, an Acquisition Proposal shall have been publicly announced and within 12 months after such termination the Company shall enter into an agreement with respect to any Acquisition Proposal or consummate any transaction pursuant to an Acquisition Proposal, the Company shall pay, or cause to be paid, to Parent the Termination Fee at the time of such entry or consummation, by wire transfer in immediately available funds to an account specified by Parent in writing to the Company.

(e) Notwithstanding the foregoing, in no event will the Company be required to pay the Termination Fee or out-of-pocket expenses on more than one occasion.

ARTICLE 9

GENERAL PROVISIONS

SECTION 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 8.1, as the case may be, except as provided in Section 8.2(a).

SECTION 9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date and time delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third Business Day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)	if to Parent or Merger Sub:

Pfizer Inc.
235 East 42nd Street
New York, New York 10017
Attention: Peter Garrambone
Facsimile: (212) 573-3824

With a copy to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: Dennis J. Block, Esq.
Facsimile: (212) 504-6666; and

(b)	if to the Company:

Mr. Peter Holzer
Chairman, Board of Directors of
Embrex, Inc.
1040 Swabia Court
Durham, North Carolina 27703
Facsimile: (919) 941-5186

With a copy to:

Smith, Anderson, Blount, Dorsett, Mitchell
& Jernigan, L.L.P.
2500 Wachovia Capitol Center
Raleigh, North Carolina 27601
Attention: Gerald F. Roach, Esq.
Facsimile: (919) 821-6800

SECTION 9.3 Expenses. Except as set forth in Section 8.2(b), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

SECTION 9.4 Certain Definitions. For purposes of this Agreement, the term:

(a) “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

(b) “Applicable Law” means, for any Person or property of such Person, all existing applicable laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes ordinances, permits, and orders of any Governmental Entity, and applicable judgments, decrees, injunctions, writs, orders, or line action of any court, arbitrator or other administrative, judicial, or quasi–judicial tribunal or agency of competent jurisdiction;

(c) “Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions located in New York, New York are permitted or required by Applicable Law, executive order or decree of a Governmental Entity to remain closed.

(d) “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(e) “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or any of its Subsidiaries and which, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code;

(f) “Knowledge” means, with respect to any matter in question, that any of the individuals set forth on Schedule 9.4(f) has actual knowledge of such matter; and

(g) “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

SECTION 9.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

SECTION 9.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Schedules hereto) and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except as otherwise provided in Sections 2.8, 2.9 and 6.5.

SECTION 9.8 Assignment. This Agreement shall not be assigned by the parties hereto whether by operation of law or otherwise except that Merger Sub shall be permitted to assign its rights and obligations under this Agreement to Parent or any wholly-owned subsidiary of Parent.

SECTION 9.9 Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 9.10 Governing Law. Except to the extent that the Merger is mandatorily governed by the North Carolina Act, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law principles. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the United States District Court for the Eastern District of North Carolina. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of the United States District Court for the Eastern District of North Carolina for the

purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above named court.

SECTION 9.11 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by Applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.

SECTION 9.12 Amendment. This Agreement may be amended by the parties hereto by action taken by each of Parent, Merger Sub and the Company at any time before the Effective Time but not thereafter; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 9.13 Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

SECTION 9.14 Schedule and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

SECTION 9.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

* * * * *

[signature pages to follow]

[signature page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EMBREX, INC.

By:	/s/ Randall L. Marcuson
Name:	Randall L. Marcuson
Title:	President and Chief Executive Officer

PFIZER INC.

By:	/s/ David L. Shedlarz
Name:	David L. Shedlarz
Title:	Vice Chairman

EAGLE MERGER SUB INC.

By:	/s/ Peter L. Garrambone, Jr.
Name:	Peter L. Garrambone, Jr.
Title:	Vice President and Secretary

List of Schedules Omitted from the Merger Agreement

The following schedules to the Agreement, as listed below, have been omitted from this filing:

Schedule 4.2 – Capitalization

Schedule 4.4 – Subsidiaries

Schedule 4.6 – No Conflict; Required Filings and Consents

Schedule 4.7 – SEC Filings; Financial Statements

Schedule 4.8 – Absence of Certain Changes or Events

Schedule 4.9 – Litigation

Schedule 4.10 – Employee Benefit Plans

Schedule 4.11 – Labor and Employment Matters

Schedule 4.12 – Owned Real Property

Schedule 4.13 – Leases

Schedule 4.14 – Intellectual Property

Schedule 4.17 – Company Contracts

Schedule 4.20 – Taxes

Schedule 4.27 – Commercial Relationships

Schedule 5.1 – Conduct of Business by the Company Pending the Effective Time

Schedule 9.4 – Certain Definitions

The parties agree to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment of omitted items.